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                                                                     EXHIBIT 5.2


                           [FORM OF FAIRNESS OPINION]

                [THE ROBINSON-HUMPHREY COMPANY, LCC LETTERHEAD]

                                     [DATE]


Georgia-Carolina Bancshares, Inc.
110 East Hill Street
Thomson, Georgia 30824

Ladies and Gentlemen:

         We understand that Georgia-Carolina Bancshares, Inc. (the "Company") intends to raise a minimum of $7,000,000 up to a maximum of $10,000,000 on a "best efforts" basis (the "Offering") in order to fund its expansion into the Augusta/Richmond County market (the "Proposed Transaction"). The terms and conditions of the Offering and the Proposed Transaction are set forth in more detail in the Company's Registration Statement on Form SB-2 (the "Registration Statement").

         We have been requested by the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company's stockholders of the issue price of the Company's common stock which is to be issued upon completion of the Offering.

         In arriving at our opinion, we reviewed and analyzed: (1) the Registration Statement (2) all of the Company's publicly available documents,
(3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, (4) a trading history, to the extent available, of the Company's common stock, (5) a comparison of the historical financial results and present financial condition of the Company with those of other companies which we deemed relevant and (6) the Company's business plans with respect to its expansion into Augusta/Richmond County markets. In addition, we have had discussions with the management of the Company concerning its business, operations, assets, present condition and future prospects and undertook such other studies, analyses and investigations as we deemed appropriate.

         We have assumed and relied upon the accuracy and completeness of the financial and other information used by us in arriving at our opinion without independent verification. With respect to the financial forecasts/projections of the Company and its expansion plans, we have assumed that such forecasts/ projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and have not made nor obtained any evaluations or appraisals of the assets or the liabilities of the Company. In addition, you have not authorized us to solicit, and we have not solicited any indications of interest from any third party with respect to the purchase of all or a part of the Company's business. Our opinion is necessarily based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

         We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities arising out of the rendering of this opinion. We have also performed various investment banking services for the Company in the past and have received customary fees for such services. In the ordinary course of our business, we trade in the equity securities of the Company for the accounts of our customers.

         Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view the issue price of the Offering is fair to the stockholders of the Company.